Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Employee Benefits and Investment Committee of
SunCoke Energy, Inc.:
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-183015) pertaining to the SunCoke Energy, Inc. Savings Restoration Plan of SunCoke Energy, Inc. of our report dated March 29, 2021 relating to the Statements of Financial Position of the SunCoke Energy, Inc. Savings Restoration Plan as of December 31, 2020 and 2019, and the related Statements of Changes in Plan Equity for the years ended December 31, 2020, 2019 and 2018 included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH
March 29, 2021